EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

MATTOON, Ill., Jan. 28, 2021 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and full year period ended December 31, 2020.

Highlights

  Record quarterly net income of $13.6 million, or $0.81 diluted EPS
  Received regulatory approval on pending acquisition of LINCO Bancshares, Inc. (“LINCO”)
  Assisted customers on the forgiveness of $93.4 million in Paycheck Protection Program (“PPP”) loans
  Announced branch optimization plan with completion now anticipated by mid-year 2021
  Wealth Management assets under management increased 7% for the year to $4.5 billion
  Announcing change to quarterly dividend from semi-annual dividend beginning in 2021

“2020 was an incredible year with a combination of significant challenges and tremendous opportunities,” said Joe Dively, Chairman and Chief Executive Officer. “The First Mid team stepped up for our customers and shareholders, and I am proud of all that we accomplished. We ended the year with a record quarter of financial results, including working with our customers in the PPP forgiveness process, while completing a very successful subordinated debt offering and receiving regulatory approval for the pending acquisition of LINCO Bancshares, Inc.”

“We are excited about the new year with the second round of PPP underway, the branch optimization plan to be completed by mid-year, and the expected close of the LINCO acquisition in February. The deepened presence in the St. Louis metro market and geographic diversity into mid-Missouri and Texas increases our growth prospects, strengthens our balance sheet, and is estimated to provide over 20% earnings accretion. The customers and employees are excited about the expanded product set and are ready to move forward with a combined company that we believe will be better and stronger,” Dively concluded.

Net Interest Income

Net interest income for the fourth quarter of 2020 increased by $0.9 million, or 2.8% compared to the third quarter of 2020. Interest income increased by $1.3 million and interest expense increased $0.4 million from the previous quarter. The increase in interest income was partially driven by fee income from the PPP loans. The PPP fee income was $3.2 million in the fourth quarter compared to $1.0 million in the third quarter of 2020.   At year end, the Company had $3.5 million of unrealized fee income on the first round of PPP loans remaining.   Total accretion income was $0.3 million, which was a decline of $0.1 million from the previous quarter. Interest expense was impacted by an additional $0.9 million of interest on the $96 million of subordinated debt that was raised in connection with the pending LINCO acquisition and for general corporate purposes. Excluding this, interest expense declined by $0.5 million in the quarter.

In comparison to the fourth quarter of 2019, net interest income increased $2.5 million, or 7.9%. The increase was primarily the result of higher interest income on loans and lower interest expense outpacing the decline in investment income. Interest expense decreased by $1.4 million compared to the fourth quarter of last year, despite the additional $0.9 million of interest expense on the new subordinated debt.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.17% for the fourth quarter of 2020, which was flat compared to the prior quarter. Both earning asset yields and cost of funds increased by two basis points.   Earning asset yields were impacted by PPP fee income and cost of funds were impacted by the new subordinated debt interest expense. Excluding the subordinated debt interest, the net interest margin would have been 8 basis points higher.

In comparison to the fourth quarter of 2019, the net interest margin decreased 40 basis points with accretion income representing $1.5 million, or 17 basis points of the decline. Earning asset yields were down 66 basis points and average cost of funds declined by 26 basis points compared to the same period.

Loan Portfolio

Total loans ended the quarter at $3.14 billion, representing a decrease of $97.8 million compared to the prior quarter. The decline included $93.4 million of forgiven PPP loans. At year end, the Company had $168.3 million of PPP loans remaining on the balance sheet. For the year, and excluding PPP and acquired loans, loan balances increased $91.8 million, or 3.4%.

The Company continues to see its loan deferrals trending lower. As of January 19, 2021, outstanding deferrals totaled $49.4 million, or 1.6% of the loan portfolio. Hotels represent the largest deferral category at 84% of the total outstanding deferrals. Most remaining deferrals are paying interest with only principal deferred.

Asset Quality

The Company’s asset quality measures continue to reflect a strong credit culture.   As of December 31, 2020, the allowance for credit losses, excluding $168.3 million of PPP loans, was 1.41% of total loans, the ratio of non-performing loans to total loans was 0.90%, and the allowance for credit losses to non-performing loans was 149.0%.   Non-performing loans increased $5.7 million to $28.1 million at quarter end.   Non-performing assets to total assets was 0.65% at quarter end. Net charge-offs were $0.6 million during the fourth quarter compared to $0.3 million in the prior quarter. During the quarter, the Company completed a review of all its internally identified COVID watch list loans, including those remaining on or coming off deferrals. The review, along with other changes to classifications unrelated to COVID, resulted in an increase to special mention loans by $31.9 million to $137.8 million and an increase to substandard loans by $4.4 million to $59.5 million. The increases were primarily in the hotel and restaurant sectors. The Company does not currently expect material losses from those specific downgrades that occurred in the quarter. The Company’s total past dues improved to 0.44% at year-end 2020 versus 0.55% at the end of the third quarter.

Provision expense was recorded in the amount of $0.6 million in the fourth quarter, in line with net charge-offs. The reserve was flat compared to the prior quarter on a slightly lower loan balance, excluding PPP. The economic outlook has significantly improved for the Agriculture sector, while the COVID driven restrictions continue to provide macro-economic uncertainty in certain sectors.

Deposits

Total deposits ended the quarter at $3.69 billion, which represented an increase of $72.9 million from the prior quarter.   Noninterest bearing deposits increased $99.3 million, while interest bearing deposits declined by $26.4 million. The Company’s average rate on cost of funds was 0.41% for the quarter compared to 0.39% in the prior quarter and 0.67% in the fourth quarter of 2019. Excluding the interest on the subordinated debt raised during the quarter in connection with the pending LINCO acquisition, the average cost of funds would have been 0.33%.

Noninterest Income

Noninterest income for the fourth quarter of 2020 was $15.5 million compared to $13.6 million in the third quarter.   The increase compared to the prior quarter was due to the strong performance in the farm management and real estate areas of the wealth management division and higher insurance and mortgage banking revenues. The strength of First Mid’s noninterest income continues to be a strategic differentiator providing significant diversification for the Company.

In comparison to the fourth quarter of 2019, noninterest income increased $0.7 million, or 4.5%. The year-over-year increase was driven by wealth management, insurance, debit card fees and mortgage banking income, partially offset by lower service charges, less securities gains and a decline in the other non-interest income category.

Noninterest Expenses

Noninterest expense for the fourth quarter totaled $30.3 million compared to $26.9 million in the third quarter. The current quarter included $0.4 million, or approximately $0.02 EPS, of acquisition related costs. Consistent with the prior year, incentive compensation increased with the seasonal growth for the farm real estate sales within the wealth management business as well as the strong overall financial performance for the quarter.

In comparison to the fourth quarter of 2019, noninterest expenses increased $2.7 million. The increase was primarily due to acquisition costs and higher incentive costs from increased revenues and net income.

The Company’s efficiency ratio, on a tax equivalent basis and inclusive of acquisition costs, for the fourth quarter 2020 was 59.0% compared to 54.9% in the prior quarter and 57.2% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	18.82%
Tier 1 capital to risk-weighted assets	14.63%
Common equity tier 1 capital to risk-weighted assets	14.03%
Leverage ratio	10.22%

The Company’s Board of Directors has determined it is in the best interest of shareholders to change from its historical semi-annual dividend to a quarterly dividend beginning in 2021. Therefore, the Board of Directors approved a quarterly dividend in the amount of $0.205 payable on March 1, 2021 for shareholders of record on February 19, 2021. The dividend amount is exactly half of the most recent semi-annual dividend that was paid in December.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co. First Mid is a $4.7 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 155 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:
This document may contain certain forward-looking statements about First Mid Bancshares, Inc. (“First Mid”) and LINCO Bancshares, Inc., a Missouri corporation (“LINCO”), such as discussions of First Mid’s and LINCO’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid and LINCO intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and LINCO, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and LINCO will not be realized or will not be realized within the expected time period; the risk that integration of the operations of LINCO with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to obtain the required stockholder approval; the failure to satisfy other conditions to completion of the proposed transactions; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and LINCO; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and LINCO’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and LINCO; accounting principles, policies and guidelines; the severity, magnitude and duration of COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the government, commercial customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s and LINCO’s liquidity and capital positions, impair the ability of First Mid’s and LINCO’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s and LINCO’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

– Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	December 31,	September 30,	December 31,
	2020	2020	2019

Assets
Cash and cash equivalents	$417,281	$232,385	$85,080
Investment securities	887,169	750,122	760,215
Loans (including loans held for sale)	3,138,419	3,236,247	2,695,347
Less allowance for loan losses	(41,910)	(41,915)	(26,911)
Net loans	3,096,509	3,194,332	2,668,436
Premises and equipment, net	58,206	59,356	59,491
Goodwill and intangibles, net	128,120	129,287	133,257
Bank owned life insurance	68,955	68,519	67,225
Other assets	70,108	75,127	65,722
Total assets	$4,726,348	$4,509,128	$3,839,426

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$936,926	$837,602	$633,331
Interest bearing	2,755,858	2,782,234	2,284,035
Total deposits	3,692,784	3,619,836	2,917,366
Repurchase agreement with customers	206,937	170,345	208,109
Other borrowings	93,969	93,954	118,895
Junior subordinated debentures	19,027	18,985	18,858
Subordinated debt	94,253	-	-
Other liabilities	51,150	44,999	49,589
Total liabilities	4,158,120	3,948,119	3,312,817

Total stockholders' equity	568,228	561,009	526,609
Total liabilities and stockholders' equity	$4,726,348	$4,509,128	$3,839,426

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$33,254	$31,206	$126,814	$126,825
Interest on investment securities	4,226	5,101	16,966	21,043
Interest on federal funds sold & other deposits	90	214	361	1,853
Total interest income	37,570	36,521	144,141	149,721
Interest expense:
Interest on deposits	2,617	4,447	12,751	18,939
Interest on securities sold under agreements to repurchase	68	240	488	911
Interest on other borrowings	371	610	1,877	2,721
Interest on jr. subordinated debentures	143	240	682	1,476
Interest on subordinated debt	931	0	931	0
Total interest expense	4,130	5,537	16,729	24,047
Net interest income	33,440	30,984	127,412	125,674
Provision for loan losses	603	2,737	16,103	6,433
Net interest income after provision for loan	32,837	28,247	111,309	119,241
Non-interest income:
Wealth management revenues	5,232	5,027	16,153	15,570
Insurance commissions	3,477	3,361	17,477	16,029
Service charges	1,527	1,985	5,862	7,837
Securities gains, net	193	479	1,106	802
Mortgage banking revenues	1,870	579	5,075	1,746
ATM/debit card revenue	2,369	2,100	8,962	8,491
Other	879	1,342	4,885	5,542
Total non-interest income	15,547	14,873	59,520	56,017
Non-interest expense:
Salaries and employee benefits	19,151	15,942	66,452	62,578
Net occupancy and equipment expense	3,962	4,305	16,708	17,680
Net other real estate owned (income) expense	(20)	30	42	443
FDIC insurance	458	(170)	1,309	219
Amortization of intangible assets	1,200	1,296	5,062	5,848
Stationary and supplies	275	269	1,080	1,104
Legal and professional expense	1,220	1,451	5,427	5,164
Marketing and donations	434	573	1,616	2,031
Other	3,651	3,905	13,391	16,925
Total non-interest expense	30,331	27,601	111,087	111,992
Income before income taxes	18,053	15,519	59,742	63,266
Income taxes	4,484	3,543	14,472	15,323
Net income	$13,569	$11,976	$45,270	$47,943

Per Share Information
Basic earnings per common share	$0.81	$0.72	$2.71	$2.88
Diluted earnings per common share	0.81	0.72	2.70	2.87
Dividends per common share	0.41	0.40	0.81	0.76

Weighted average shares outstanding	16,735,926	16,667,370	16,716,880	16,675,269
Diluted weighted average shares outstanding	16,779,129	16,699,876	16,762,856	16,709,476

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Interest income:
Interest and fees on loans	$33,254	$32,151	$31,382	$30,027	$31,206
Interest on investment securities	4,226	4,074	4,077	4,589	5,101
Interest on federal funds sold & other deposits	90	70	76	125	214
Total interest income	37,570	36,295	35,535	34,741	36,521
Interest expense:
Interest on deposits	2,617	3,168	3,105	3,861	4,447
Interest on securities sold under agreements to repurchase	68	68	158	194	240
Interest on other borrowings	371	395	516	595	610
Interest on jr. subordinated debentures	143	147	174	218	240
Interest on subordinated debt	931	-	-	-	-
Total interest expense	4,130	3,778	3,953	4,868	5,537
Net interest income	33,440	32,517	31,582	29,873	30,984
Provision for loan losses	603	3,883	6,136	5,481	2,737
Net interest income after provision for loan	32,837	28,634	25,446	24,392	28,247
Non-interest income:
Wealth management revenues	5,232	3,468	3,827	3,626	5,027
Insurance commissions	3,477	3,291	4,088	6,621	3,361
Service charges	1,527	1,446	1,111	1,778	1,985
Securities gains, net	193	95	287	531	479
Mortgage banking revenues	1,870	1,661	1,236	308	579
ATM/debit card revenue	2,369	2,367	2,239	1,987	2,100
Other	879	1,250	1,097	1,659	1,342
Total non-interest income	15,547	13,578	13,885	16,510	14,873
Non-interest expense:
Salaries and employee benefits	19,151	15,346	15,455	16,500	15,942
Net occupancy and equipment expense	3,962	4,363	4,141	4,242	4,305
Net other real estate owned (income) expense	(20)	110	(2)	(46)	30
FDIC insurance	458	469	289	93	(170)
Amortization of intangible assets	1,200	1,277	1,290	1,295	1,296
Stationary and supplies	275	262	275	268	269
Legal and professional expense	1,220	1,320	1,489	1,398	1,451
Marketing and donations	434	387	314	481	573
Other	3,651	3,393	2,847	3,500	3,905
Total non-interest expense	30,331	26,927	26,098	27,731	27,601
Income before income taxes	18,053	15,285	13,233	13,171	15,519
Income taxes	4,484	3,720	3,096	3,172	3,543
Net income	$13,569	$11,565	$10,137	$9,999	$11,976

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019

Loan Portfolio
Construction and land development	$122,479	$167,515	$180,934	$123,326	$94,142
Farm real estate loans	254,341	256,230	251,382	242,891	240,241
1-4 Family residential properties	325,762	339,172	342,036	325,128	336,427
Multifamily residential properties	189,632	139,255	141,015	139,734	153,948
Commercial real estate	1,174,300	1,177,571	1,123,540	1,002,868	995,702
Loans secured by real estate	2,066,514	2,079,743	2,038,907	1,833,947	1,820,460
Agricultural operating loans	137,352	141,074	149,043	139,136	136,124
Commercial and industrial loans	738,313	807,668	811,169	565,789	528,973
Consumer loans	78,002	80,348	82,084	82,104	83,183
All other loans	118,238	127,414	124,059	123,322	126,607
Total loans	3,138,419	3,236,247	3,205,262	2,744,298	2,695,347

Deposit Portfolio
Non-interest bearing demand deposits	$936,926	$837,602	$817,623	$642,384	$633,331
Interest bearing demand deposits	1,031,183	1,053,691	938,710	827,387	850,956
Savings deposits	499,427	485,241	474,545	441,998	428,778
Money Market	748,179	736,262	625,361	441,381	419,801
Time deposits	477,069	507,040	529,588	555,477	584,500
Total deposits	3,692,784	3,619,836	3,385,827	2,908,627	2,917,366

Asset Quality
Non-performing loans	$28,123	$22,439	$23,096	$24,463	$27,818
Non-performing assets	30,616	24,712	25,397	27,306	31,538
Net charge-offs	608	349	631	1,188	2,567
Allowance for loan losses to non-performing loans	149.02%	186.80%	166.18%	134.39%	96.74%
Allowance for loan losses to total loans outstanding	1.41%[1]	1.41%[1]	1.30%[1]	1.20%	1.00%
Nonperforming loans to total loans	0.90%	0.69%	0.72%	0.89%	1.03%
Nonperforming assets to total assets	0.65%	0.55%	0.57%	0.71%	0.82%

Common Share Data
Common shares outstanding	16,741,208	16,731,684	16,728,190	16,702,484	16,673,480
Book value per common share	$33.94	$33.53	$32.84	$31.91	$31.58
Tangible book value per common share	26.29	25.80	25.02	24.00	23.59
Market price of stock	33.66	24.95	26.23	23.74	35.25

Key Performance Ratios and Metrics
End of period earning assets	$4,367,717	$4,130,186	$4,093,511	$3,492,271	$3,464,144
Average earning assets	4,238,388	4,113,846	3,942,832	3,451,123	3,464,200
Average rate on average earning assets (tax equivalent)	3.58%	3.56%	3.68%	4.11%	4.24%
Average rate on cost of funds	0.41%	0.39%	0.43%	0.60%	0.67%
Net interest margin (tax equivalent)	3.17%	3.17%	3.25%	3.51%	3.57%
Return on average assets	1.18%	1.03%	0.94%	1.05%	1.25%
Return on average common equity	9.66%	8.31%	7.47%	7.48%	9.17%
Efficiency ratio (tax equivalent) [2]	59.02%	54.85%	54.27%	57.14%	57.23%
Full-time equivalent employees	824	816	828	835	827

[1] Excludes Payment Protection Program loans.
[2] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Net-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)

	For the Quarter Ended December 2020
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$236,894	$75	0.13%
Federal funds sold	1,304	-	0.00%
Certificates of deposits investments	2,695	15	2.21%
Investment Securities:
Taxable (total less municipals)	581,245	2,647	1.82%
Tax-exempt (Municipals)	240,398	1,997	3.32%
Loans (net of unearned income)	3,175,852	33,436	4.19%

Total interest earning assets	4,238,388	38,170	3.58%

NONEARNING ASSETS
Cash and due from banks	86,239
Premises and equipment	58,740
Other nonearning assets	258,129
Allowance for loan losses	(43,026)

Total assets	$4,598,470

INTEREST BEARING LIABILITIES
Demand deposits	$1,743,053	$900	0.21%
Savings deposits	494,802	107	0.09%
Time deposits	491,046	1,610	1.30%
Total interest bearing deposits	2,728,901	2,617	0.38%
Repurchase agreements	189,686	68	0.14%
FHLB advances	93,959	371	1.57%
Federal funds purchased	0	0	0.00%
Subordinated debt	89,128	931	4.16%
Jr. subordinated debentures	18,999	143	2.99%
Other borrowings	0	0	0.00%
Total borrowings	391,772	1,513	1.54%
Total interest bearing liabilities	3,120,673	4,130	0.53%

NONINTEREST BEARING LIABILITIES
Demand deposits	867,035	Average cost of funds	0.41%
Other liabilities	48,684
Stockholders' equity	562,078

Total liabilities & stockholders' equity	$4,598,470

Net Interest Earnings / Spread		$34,040	3.05%

Impact of Non-Interest Bearing Funds			0.12%

Tax effected yield on interest earning assets			3.17%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019

Net interest income as reported	$33,440	$32,517	$31,582	$29,873	$30,984
Net interest income, (tax equivalent)	34,040	33,084	32,118	30,393	31,517
Average earning assets	4,238,388	4,113,846	3,942,832	3,451,123	3,464,200
Net interest margin (tax equivalent) [1]	3.17%	3.17%	3.25%	3.51%	3.57%

Common stockholder's equity	$568,228	$561,009	$549,273	$533,051	$526,609
Goodwill and intangibles, net	128,120	129,287	130,656	132,199	133,257
Common shares outstanding	16,741	16,732	16,728	16,702	16,673
Tangible Book Value per common share	$26.29	$25.80	$25.02	$24.00	$23.59

Common equity tier 1 capital	$439,299	$431,342	$417,326	$410,565	$398,536
Risk weighted assets	3,132,049	3,101,591	3,101,449	2,854,102	2,822,648
Common equity tier 1 capital to risk weighted assets [2]	14.03%	13.91%	13.46%	14.39%	14.12%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.